Exhibit 8.1

555 Eleventh Street, N.W., Suite 1000 Washington, D.C. 20004-1304 Tel: +202.637.2200 Fax: +202.637.2201 www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
June 26, 2007	London	San Francisco
	Los Angeles	Shanghai
	Madrid	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
	Munich	Washington, D.C.

DG FastChannel, Inc.
750 W. John Carpenter Freeway, Suite 700
Irving, Texas 75039

  Re:
  DG FastChannel, Inc. (the "Company")

Ladies and Gentlemen:

        In connection with the offer to exchange approximately 0.1895 of a share of common stock of the Company for each outstanding share of common stock of Point.360 (the "Offer") and the subsequent merger of Point.360 with and into the Company (the "Merger"), pursuant to the Agreement and Plan of Merger and Reorganization dated as of April 16, 2007, by and among the Company Point.360 and New Point.360 (the "Agreement"), and the registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Act"), originally filed by the Company with the Securities and Exchange Commission (the "Commission") on June 8, 2007, as amended to date (the "Registration Statement"), you have requested our opinion concerning the statements in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences."

        We have acted as special tax counsel to the Company in connection with the Offer and the Merger and for the purpose of providing this opinion.

        For the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and factual accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto): (i) the Agreement, (ii) the Registration Statement, (iii) those certain tax representation letters of even date herewith delivered to us by the Company, and Point.360 (the "Tax Representation Letters") and (v) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

        In rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

        1.     Documents submitted to us originals (including signatures) are authentic;

        2.     Documents submitted to us as copies conform to the original documents;

        3.     There has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

        4.     The Offer and Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement without any waiver or breach of any provision thereof, and the Merger will be effective under applicable state law;

        5.     All statements, descriptions and representations contained in any of the documents referred to herein, including the Registration Statement, the Tax Representation Letters, or otherwise made to us are true and correct at all relevant times, and no actions have been taken or will be taken that are inconsistent with such statements, descriptions or representations or which make any such statement, description or representation untrue, incorrect or incomplete in any material respect;

        6.     Any statements made in any of the documents referred to herein that are qualified by the limitation "to the knowledge of" or which are otherwise similarly qualified are correct without such qualification and will continue to be correct without such qualification at all relevant times; and

        7.     All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters will be performed without waiver or breach of any provision thereof.

        If any of the above-described assumptions are untrue for any reason, or if the Offer and the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

        Based on such facts and subject to the limitations set forth herein and in the Registration Statement, the statements of law or legal conclusions in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences" constitute the opinion of Latham & Watkins LLP as to the material tax consequences of the Offer and the Merger to the extent such discussion reflects statements of law or legal conclusions pertaining to the tax treatment of the Offer and the Merger.

        No opinion is expressed as to any matter not discussed herein. Other than as expressly stated above, we express no opinion on any issue relating to the Agreement or any other document. In particular, our opinion addresses the matters under United States federal income tax laws only. This opinion is not intended to and does not address matters related to any of the various state, local or foreign tax consequences that may result from the Offer and the Merger or the other transactions contemplated by the Agreement and does not address the federal tax consequences of any transaction other than the Offer and the Merger as described in the Agreement. In addition, no opinion is expressed as to any federal income tax consequences of the Offer and the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

        This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein, and it is possible that changes in such legal authorities may occur between the date hereof and the Effective Time. Nevertheless, we undertake no responsibility to advise you or your shareholders of any new developments in the application or interpretation of the United States federal income tax laws after the effectiveness of the Registration Statement.

        This opinion is rendered to you and is for your benefit in connection with the filing of the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of United States federal securities laws and this opinion may be furnished or quoted to your legal counsel and to judicial and regulatory authorities having jurisdiction over you.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ Latham & Watkins LLP